Daktronics, Inc. Announces Third Quarter Fiscal 2011 Results
• Net sales increase 38% compared to fiscal 2010 third quarter
• Backlog increases to $128 million compared to $100 million one year ago

Brookings, S.D. – February 22, 2011 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2011 third quarter net sales of $99.9 million and net income of $1.8 million, or $0.04 per diluted share, compared to net sales of $72.4 million and a net loss of ($8.4 million), or ($0.20) per diluted share, for the third quarter of fiscal 2010.  Backlog at the end of the fiscal 2011 third quarter was approximately $128 million, compared with a backlog of approximately $100 million a year earlier and $121 million at the end of the second quarter of fiscal 2011.

Net sales, net income and earnings per share for the nine months ended January 29, 2011 were $327.3 million, $11.3 million and $0.27 per diluted share, respectively.  This compares to $301.2 million, ($2.1 million) and ($0.05) per diluted share, respectively, for the same period in fiscal 2010.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $32.1 million through the third quarter of fiscal 2011, compared to $25.7 million through the same period one year ago.  Cash and marketable securities at the end of the third quarter of fiscal 2011 were $75.8 million.

“Our financial results reflect a significant improvement over the third quarter of fiscal 2010, which was a very difficult quarter for us,” said Jim Morgan, president and chief executive officer.  “The third quarter is typically our weakest quarter of the fiscal year due to the seasonality of our business and the holidays, and our goal was to be profitable this quarter, which we achieved.”

Morgan added, “Our order activity was reasonably balanced across our business units. There are a few orders that we expected to book in the third quarter that we now expect to book in fourth quarter, so that should help orders in the fourth quarter, but put pressure on sales due to the delay.  There are two areas that are noticeably different from last year.  First, we booked four large system projects totaling more than $18 million for major league baseball facilities, whereas last year all large major league baseball projects were postponed due to the economy.  Second, our digital billboard business more than doubled in the third quarter of fiscal 2011 as compared to last year’s third quarter.”

Business Highlights

•
The Live Events business unit improved over last year at this time, due in part to the major league baseball business described above.  New, state-of-the-art Daktronics video display systems will be unveiled for the opening of baseball season for the Houston Astros, Texas Rangers, Philadelphia Phillies and Milwaukee Brewers.  The company is also adding displays for the Minnesota Twins, which will be in their second season in their new ballpark.  Finally, the company booked a multi-million dollar video display upgrade to the historic Los Angeles Coliseum, which will be operational for the upcoming college football season.

•
Order growth in the Schools and Theatres business unit for the third quarter of fiscal 2011 included a number of large display system orders, including two orders exceeding $1 million each for high school football, which is helping offset the spending pressures in the high school market for standard scoreboard products.  Demand for video systems for high schools continues to increase.

•
Although orders increased significantly in the Commercial business unit due to the increase in orders for digital billboards, orders for the spectaculars and reseller niches were lower than expected, which the company attributes in part to the adverse weather conditions during the third quarter of fiscal 2011.  The company believes that  weather was also a factor in the rate of billboard deployments during the quarter, which negatively affected sales for the quarter and delayed some orders.

•
Order volume for the third quarter of fiscal 2011 for the International business unit was less than expected due to orders delayed by contract negotiations continuing into the fourth quarter of fiscal 2011.  The pipeline for international orders remains strong.

•
Orders in the Transportation business unit continued to be strong through the quarter. As a result of the large backlog in the Transportation business unit and continuing strong demand, the company is continuing to ramp up production rates in its transportation products factory.

•
Results for the third quarter and first nine months of fiscal 2011 included a $0.5 million tax benefit due to the reinstatement of the research and development tax credit during the third quarter of fiscal 2011 and a pretax gain of approximately $0.6 million from the restructuring of the company’s investment in an affiliate.

Outlook
Morgan added, “As a result of the growing interest in our architectural lighting products, which we are manufacturing in our facility in China, we are currently in the process of adding capabilities and capacity to our manufacturing operations there.  We expect to have this capacity on line by the end of the current fiscal year so we are ready for the growing sales opportunities that we see for this product line.  This is an important initiative for us over the next six months to take advantage of the opportunity we see for growth with our line of architectural lighting products.”

“Given the current makeup of our backlog and our dependence on some new product development initiatives that are required on a number of contracts, our fourth quarter net sales could be reduced by some projects getting pushed out into the first quarter of fiscal 2012.  Therefore, although we expect net sales to rise in the fourth quarter of fiscal 2011 from the level of the third quarter of fiscal 2011, the amount of the increase may be limited.  The competition for orders in the marketplace across all business units remains very keen, and we expect continued pressure on gross margins in the fourth quarter of fiscal 2011. We remain optimistic on the long-term outlook overall, subject to the natural volatility and the competitive pressures in the large contract business, and the performance of the overall economy,” said Morgan.

Strategy
“Our focus continues to be on winning orders to continue to grow the top line, while at the same time continuing to reduce costs by improving our processes across the company and further reducing the manufactured costs of our products through leveraging a global supply chain and product development initiatives.  At the same time, we continue initiatives to improve reliability and quality, maintain a high level of on-time delivery, and strengthen our after-sales service delivery.  We will continue to focus on free cash flow, with our priorities for cash being funding operations, including developing new and improved product offerings, expanding markets for existing products, and investing in business process improvement initiatives to create shareholder value over time,” concluded Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

Net sales	$99,868	$72,406	$327,289	$301,221
Cost of goods sold	76,226	61,634	244,242	226,817
Gross profit	23,642	10,772	83,047	74,404

Operating expenses:
Selling	12,148	13,155	37,084	40,411
General and administrative	6,047	6,523	17,259	19,016
Product design and development	4,673	5,155	13,787	16,558
Gain on insurance proceeds	-	(1,496)	-	(1,496)
Goodwill impairment	-	1,410	-	1,410
	22,868	24,747	68,130	75,899
Operating income (loss)	774	(13,975)	14,917	(1,495)

Nonoperating income (expense):
Interest income	544	376	1,382	1,129
Interest expense	(41)	(38)	(118)	(149)
Other income (expense), net	557	(265)	818	(1,577)

Income (loss) before income taxes	1,834	(13,902)	16,999	(2,092)
Income tax expense (benefit)	3	(5,531)	5,718	(2)
Net income (loss)	$1,831	$(8,371)	$11,281	$(2,090)

Weighted average shares outstanding:
Basic	41,534	41,004	41,341	40,862
Diluted	42,201	41,122	41,969	41,012

Earnings (loss) per share:
Basic	$0.04	$(0.20)	$0.27	$(0.05)
Diluted	$0.04	$(0.20)	$0.27	$(0.05)

Cash dividend paid per share	$-	$-	$0.60	$0.095

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	January 29,
	2011	May 1,
	(unaudited)	2010
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$58,966	$64,867
Marketable securities	16,869	-
Accounts receivable, less allowance for doubtful accounts	44,642	45,018
Inventories	46,875	35,673
Costs and estimated earnings in excess of billings	25,567	25,233
Current maturities of long-term receivables	4,720	6,232
Prepaid expenses and other assets	5,454	5,838
Deferred income taxes	10,612	12,578
Income tax receivables	8,583	7,444
Property and equipment available for sale	69	182
Total current assets	222,357	203,065

Advertising rights, net	731	1,348
Long-term receivables, less current maturities	13,695	13,458
Goodwill	3,334	3,323
Intangible and other assets	2,812	3,710
Deferred income taxes	64	62
	20,636	21,901
PROPERTY AND EQUIPMENT:
Land	1,497	1,471
Buildings	55,308	55,353
Machinery and equipment	56,577	54,058
Office furniture and equipment	51,776	53,831
Equipment held for rental	1,316	1,630
Demonstration equipment	8,258	8,969
Transportation equipment	3,612	4,256
	178,344	179,568
Less accumulated depreciation	107,572	98,683
	70,772	80,885
TOTAL ASSETS	$313,765	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	January 29,
	2011	May 1,
	(unaudited)	2010
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,685	$23,149
Accrued expenses and warranty obligations	36,350	33,443
Billings in excess of costs and estimated earnings	17,030	13,105
Customer deposits	12,364	9,348
Deferred revenue (billed or collected)	8,897	7,766
Current maturities of long-term debt and marketing obligations	310	322
Income taxes payable	876	361
Total current liabilities	102,512	87,494

Long-term marketing obligations, less current maturities	530	600
Long-term warranty obligations and other payables	4,572	4,229
Deferred income taxes	2,374	2,167
Long-term deferred revenue (billed or collected)	4,754	4,308
Total long-term liabilities	12,230	11,304
TOTAL LIABILITIES	114,742	98,798

SHAREHOLDERS' EQUITY:
Common stock	32,541	29,936
Additional paid-in capital	20,431	17,731
Retained earnings	146,329	159,842
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(269)	(447)
TOTAL SHAREHOLDERS' EQUITY	199,023	207,053
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$313,765	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 29,	January 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,281	$(2,090)
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	14,760	16,762
Amortization	220	236
Loss (gain) on sales of property and equipment	53	(993)
Stock-based compensation	2,595	2,491
Equity in losses of affiliates	36	1,532
Impairment of goodwill	-	1,410
Loss on sale of equity investee	-	(270)
Provision for doubtful accounts	(10)	230
Deferred income taxes, net	2,172	(554)
Change in other operating assets and liabilities	6,267	19,059
Net cash provided by operating activities	37,374	37,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,595)	(12,945)
Purchases of marketable securities	(16,869)	-
Insurance recoveries on property and equipment	114	820
Proceeds from sale of property and equipment	195	-
Other investing activities, net	2,095	(1,241)
Net cash used in investing activities	(20,060)	(13,366)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(14)	(13)
Proceeds from exercise of stock options	1,223	365
Excess tax benefits from stock-based compensation	106	60
Dividends paid	(24,794)	(3,874)
Net cash used in financing activities	(23,479)	(3,462)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	111	(180)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,054)	20,805

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	63,603	36,501

CASH AND CASH EQUIVALENTS END OF PERIOD	$57,549	$57,306

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders By Business Unit
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net Sales
Commercial	$28,750	$20,903	$83,760	$69,011
Live Events	36,138	22,773	120,846	125,617
Schools & Theatres	11,672	12,325	49,671	49,526
Transportation	11,063	8,087	30,091	31,307
International	12,245	8,318	42,921	25,760
Total Net Sales	$99,868	$72,406	$327,289	$301,221

Orders
Commercial	$25,772	$21,892	$84,484	$65,554
Live Events	46,797	32,280	111,798	113,729
Schools & Theatres	12,171	10,280	47,773	48,076
Transportation	11,416	9,403	32,452	25,473
International	8,993	8,628	48,683	32,336
Total Orders	$105,149	$82,483	$325,190	$285,168

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